Exhibit 4.1
NUMBER
SHARES
COMMON STOCK
CUSIP 40108N 106
GUARANTY FINANCIAL GROUP INC.
THIS CERTIFIES THAT IS THE OWNER OF
fully Paid and Non-Assessable Shares of the Common Stock of Guaranty Financial Group Inc., a Delaware corporation, trnasferrable on the books of the Corporation by the the holder hereof in person or by duly authorized attorney upon surrender of this certificate properly endorsed. This Certificate and the shares represented hereby are issued and shall be held subject to all of the terms, conditions and li9mitations of the Certificate of Incorporation and By-laws of the Corporation as the same shall hereafter be amended. This certificate is not valid unless countersigned by the Transfer Agent and registered by the Registrar.
Witness the facsimile seal or seal of the Corporation and the facsimile signatures of its duly authorized officers.
SECRETARY
PRESIDENT AND CHIEF EXECUTIVE OFFICER
SEAL
DATED: COUNTERSIGNED AND REGISTERED BY:
TRANSFER AGENT AND REGISTRAR
AUTHORIZED OFFICER